Exhibit 10.55

[ING LOGO]

ING GROEP N.V. (the “Company”)

«Employee_First_Name» «Employee_Middle_Name» «Employee_Last_Name»

«MC_Name»

«Company_Name»

«Office_Name»

«Country_Name»

Deferred Amount = «gross Deferred_Amount»

Number of Deferred Shares = «Deferred_Shares»

This Grant of Deferred Shares is subject to the following terms and conditions. Your personal details listed above together with these terms and conditions detailed below constitute your AGREEMENT (THE “AGREEMENT”).

Article 1 – General

1.1	The capitalised terms in this Agreement shall, unless otherwise defined or the context otherwise requires, have the definition as specified in Annex I of this Agreement. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2	The Recipient has read this Agreement including Annex I and accepts and agrees to the terms and conditions thereof.

1.3	The Recipient understands and accepts that failure to timely accept this Agreement by returning a signed copy hereof to the Company on or before 25 May 2010 (the “Acceptance Date”), will result in the forfeiture of the Deferred Shares granted.

Article 2 – The Grant of Deferred Shares

2.1	Deferral Threshold. As the Recipient’s 2009 Discretionary Bonus has exceeded a threshold a part of his/her 2009 Discretionary Bonus (the gross amount is indicated at the top of the first page of this Agreement, “Deferred Amount”) will be granted in Deferred Shares. If the value of Recipient’s 2009 Discretionary Bonus is denominated in a currency other than Euros, the Deferred Amount will be converted using the 9-month average exchange rate on September 30, 2009.

2.2	Nature of this Grant. The Grant of Deferred Shares made under this Agreement constitutes a conditional right to receive a number of ING Shares equal to the number of granted Deferred Shares (the number is indicated at the top of the first page of this Agreement). The right becomes unconditional on the Vesting of the Deferred Shares provided that the Recipient is in Good Standing on the Vesting Date and subject to Articles 3 and 5 of this Agreement. No consideration is payable by the Recipient in respect of the Grant.

2.3	Number of Deferred and ING Shares. On the Date of Grant, the Company will grant the Recipient the conditional right to receive the number of ING Shares as indicated on the top of the first page of this Agreement (number of Deferred Shares), under the terms and conditions of this Agreement. Upon Vesting the conditional right will become an unconditional right to receive this number of ING Shares provided that the Recipient is in Good Standing on the Vesting Date and subject to the Articles 3 and 5 of this Agreement. The number of Deferred Shares as indicated on the top of the first page of this Agreement has been determined by dividing the gross Deferred Amount by the opening price of BDR’s on the Amsterdam Stock Exchange (AEX) on the Date of Grant. If this calculation does not result in a whole number, the figure will be rounded up to avoid fractional shares.

2.4	Variation of Capital and Adjustment of Number of Deferred Shares. In the event of any capitalization issue, rights issue, rights offer or any reduction, sub-division, consolidation or other variation of capital of the Company affecting the number of BDR’s and ADR’s in issue (including any change in currency in which the ING Shares are denominated) the number of Deferred Shares comprised in the Grant may be adjusted by the Company in such manner as the Company considers to be in its opinion fair and reasonable. Notice of any adjustments will be given to those Recipients affected by such adjustment by the Company who may call in the Agreements for endorsement, cancellation or re-issue subsequent to such adjustment.

2.5	Date of Grant. The Grant is scheduled to take place on May 12, 2010. However, this may be different pursuant to regulatory requirements.

2.6	Restrictions. The Grant cannot be sold, transferred or pledged in any way. Nor can the Grant be used as a security. The Recipient is not entitled to voting or dividend rights in relation to the Deferred Shares.

2.7	No Right to Employment or other benefits. Neither this Agreement nor the Grant of Deferred Shares form part of the Recipient’s employment agreement with a Group Company, and shall not be construed to give the Recipient the right to remain in the employ of any Group Company. Any benefits derived by the Recipient under this Agreement or as result of the Vesting of the Deferred Shares shall not be taken into account for the purposes of determining the Recipient’s contribution or entitlement under any pension arrangement or for the purposes of determining any other claim for compensation the Recipient may have against the Company or any other Group Company. The Grant of Deferred Shares shall not entitle or preclude the Recipient from participating in any program or plan operated by the Company or Group.

2.8	Vesting Date. The Deferred Shares will Vest on the earlier of the following dates, provided that the Recipient is in Good Standing on such date:

a)	March 31, 2013; or

b)	In case of a complete repurchase of the Core Tier 1 Securities before March 31, 2013 (“Complete Repurchase”):

i)	either the first business day following 30 days after the Complete Repurchase, provided that the Company was able to schedule a period during which Recipients had the ability to provide their Distribution Election (“Distribution Election Period”) prior to the to the Complete Repurchase; or

ii)	in case the Company was not able to schedule a Distribution Election Period prior to the Complete Repurchase, the Distribution Election Period will be scheduled after such Complete Repurchase. In this case, the Vesting Date will occur four (4) business days after such Distribution Election Period has ended;

b) (i) and (ii); unless the Company is not permitted to accelerate Vesting to this date by a national or supranational authority (in which event the Vesting Date will be March 31, 2013).

2.9	Distribution Election

A request for a Distribution Election will be requested from each Recipient with this Agreement. The Recipient has the ability to provide his/her Distribution Election to the Company on or before the Acceptance Date of this Agreement.

Alternatively, Recipients who have not made a Distribution Election on or before the Acceptance Date are able to make a Distribution Election during a Distribution Election Period which will be determined by the Company after consultation with CCRM. This Distribution Election Period will be scheduled prior to the Vesting Date, and will not be during a Closed Period. The Recipient is offered to make his/her Distribution Election prior to the Vesting Date because it is unknown at the time of executing this Agreement whether the Vesting Date will fall within an Open Period. Once a Distribution Election is made it is irrevocable.

Subject to Articles 3 and 5 of this Agreement, in the event the Recipient fails to provide any Distribution Election to the Company during the designated period(s) as set out above, a number of ING Shares equal to the number of granted Deferred Shares shall automatically be sold on behalf of and for the account of the Recipient upon Vesting (the “Default Election”).

The above rules do not restrict the Company from delivering ING Shares to individual brokerage accounts of the Recipient and selling ING Shares for and on behalf of the Recipient (including a Designated Person) – all in accordance with the Distribution Election or Default Election – if Vesting occurs during a Closed Period.

2.10	Compliance. The Recipient may only accept their Grant of Deferred Shares and make their Distribution Election related to their Deferred Shares if they are not in possession of insider information relating to the Company at the time of the acceptance of the Grant (by means of signing this Agreement) respectively the time of the Distribution Election.

If the Recipient does not make a Distribution Election on of before the Acceptance Date, he/she can only make his/her Distribution Election related to their Deferred Shares during the designated Distribution Election Period if he/she is not in possession of insider information relating to the Company at the time of the Distribution Election.

Even if the Grant is accepted in a timely manner and if the Distribution Election is made on or before the Acceptance Date or within the designated Distribution Election Period, CCRM may still restrict an acceptance or Distribution Election (retroactively) if a Recipient is deemed to have specific insider information. CCRM will inform the Recipient individually if this is determined to be the case.

2.11	Delivery of ING Shares or Sale of ING Shares. Provided that the Recipient is in Good Standing on the Vesting Date and subject to Articles 3 and 5 of this Agreement, in accordance with the Distribution Election (part of the) ING Shares to the extent that these relate to Vested Deferred Shares and/or sales proceeds (net of any tax withholdings) achieved by the sale of (part of) these ING Shares will be distributed to the Recipient as soon as administratively possible after the Vesting Date. In the event of a Default Election, the sales proceeds (net of any tax withholdings) will be distributed to the Recipient.

2.12	Taxation. All applicable personal taxes and employee social security levies in relation to the Deferred Shares will be borne by the Recipient.

Where the Recipient qualifies as a US Taxpayer, the Recipient understands and agrees that notwithstanding anything herein to the contrary, this Agreement and the Deferred Shares granted hereby, shall be administered in accordance with the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, including but not limited to the Jobs Creation Act of 2004, as amended from time to time.

Article 3 – Leaver Provisions (in case Recipient’s employment is terminated prior to the Vesting Date as described in Article 2.8)

In the event of:

Voluntary resignation or termination due to gross misconduct or activity detrimental to the Group: Deferred Shares will lapse.

Retirement, Death and Disability: Deferred Shares will Vest in accordance with the regular Vesting schedule (Article 2.8), unless the Company deems such treatment manifestly unreasonable based on the specific circumstances of the case.

Redundancy: Vesting of Deferred Shares will be accelerated to the date of termination Recipient will be entitled to payment in cash equal to the value of the Deferred Shares on the date of termination, provided he/she has been continuously employed by the Company or a Group Company in the period between the Grant Date and the date of termination and is not serving notice on/or before the date of termination. In such event the Recipient is considered to be in Good Standing.

Business Divestiture: Executive Board guidance will be sought to determine an appropriate solution at the time the terms and conditions of such a transaction are known. However, the aim will be to ensure that the Recipient will be treated as if he/she was still in service with a Group Company.

Change of Control: Vesting of the Deferred Shares will be accelerated to the date of transaction. Recipient will be entitled to payment in cash equal to the value of the Deferred Shares on the transaction date, provided he/she has been continuously employed by the Company or a Group Company during the period between the Grant Date and the transaction date and is not serving notice on/or before the transaction date. In such event the recipient is considered to be in Good Standing.

Article 4 – Data protection

4.1	The Recipient hereby consents to the processing, collection, recording, organising, storing and adapting by the Company and the third party administrators involved in the operation and administration of this Agreement, of the personal data, (including, inter alia, name, business contact information, personnel number, position and information regarding the Grant) relating to the Recipient for the sole purpose of participating in this Agreement including the operation and administration of this Agreement and grants hereby such consent for the period specified in Article 4.4 of this Agreement.

4.2	The Recipient also consents to the transfer of his/her personal data referred to under Article 4.1 of this Agreement by the Company to the third party administrators that are assigned to the operation and administration of this Agreement for this Recipient specifically and that are located in the United States, Canada, Ukraine, Singapore, Australia, Hong Kong or in some countries in the EU. The Recipient agrees that some of these countries that are outside of the European Union have a level of protection in respect to personal data that may not be regarded as adequate when viewed in the context of Dutch data protection law.

4.3	The Recipient also agrees that a limited set of his/her personal data (name, ID, business line) is accessible to those third party administrators that are not specifically assigned to him/her for the operation and administration of this Agreement, in the countries referred to under Article 4.2 of this Agreement, for the sole purpose of identification and other related administrative reasons (e.g. to trace Recipients that have changed position within the Group).

4.4	The Recipient’s personal data related to this Agreement will be held in a database file titled with his/her name and unique identification code for the duration of this Agreement taking to account any additional data retention period required by applicable law. The database will be kept by the Company or Group Companies on behalf of the Company.

4.5	Third party administrators are all companies belonging to the Group, but may incidentally include other third party advisors in respect to any incentive schemes or arrangements operated by the Company and any regulatory authorities or other governmental bodies (e.g. for tax or other purposes pursuant to applicable law and regulations).

4.6	The Recipient understands that the provision of all of his/her personal data is obligatory for the purpose of the administration of his/her Deferred Shares and agrees to the transfer of the relevant personal data to the Company by a Group Company that he/she is employed by. The Recipient is aware of his/her right to access and/or correct personal data, if and when necessary, by contacting his/her local Human Resources representative.

Article 5 – Right to Reclaim

Reclaiming after the Vesting Date. Notwithstanding the terms and conditions as set out in this Agreement, the Recipient expressly agrees that in case he/she engages in conduct or performs acts which are considered as:

(i)	malfeasance;

(ii)	fraud; or

(iii) specific conduct which has led to the material re-statement of the Company’s annual accounts and/or significant (reputational) harm to the Company,

the Company can reclaim the ING Shares delivered to the Recipient under this Agreement. In case, the Recipient chose to sell (part of) his/her ING Shares upon Vesting, the Company reserves the right to receive an amount in Euros equal to the value received by the Recipient at the time of such sale. The Recipient is obliged to repay this amount at first demand by the Company. Whether the Recipient has engaged in such conduct or has performed such acts is at the discretion of the Executive Board of the Company.

Article 6 – Miscellaneous

6.1	Amendment to the Agreement. The Executive Board may from time to time at its absolute discretion amend any of the terms and conditions set out in this Agreement. The Executive Board will have the power to make or vary regulations for the administration of the Deferred Shares and to amend or impose further conditions on the Vesting to take account of taxation, securities laws or other relevant legislation. However, no amendment waiver or replacement to or of this Agreement or any provision or regulations for the administration of the Deferred Shares shall be made to the extent to which it would have a detrimental effect on any of the subsisting rights of the Recipient except with the Recipient’s consent.

6.2	Dispute resolution. The decision of the Executive Board in any dispute or questions relating to the Deferred Shares in the broadest sense shall be final and conclusive subject to the terms of this Agreement. The Executive Board’s interpretation and construction of any provision of this Agreement and of any Grant effected under this Agreement shall be final and binding on all persons claiming an interest under this Agreement. The Executive Board shall not be liable for any action or determination made in good faith with respect to this Agreement.

6.3	Governing law and jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the law of The Netherlands. The Company and the Recipient irrevocably submit, in respect to any suit, action or proceeding related to the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of the courts of Amsterdam.

6.4	Partial invalidity. Parties expressly agree that the invalidity or unenforceability of an Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

I, the undersigned, confirm that I have read and understand the information set out in the Agreement and Annex I and accept this Grant of Deferred Shares under the terms thereof.

Date	Print Name	Signature

Annex I

Definitions

ADR’s: American Depository Receipts issued in respect of issued and fully paid-up ordinary shares in the capital of the Company.

BDR’s: Bearer Depository Receipts issued in respect of issued and fully paid-up ordinary shares in the capital of the Company.

Business Divestiture: The complete or partial transfer of a Group Company in which Recipient is employed to a transferee that is not a Group Company. Or a complete or partial initial public offering (IPO) of a Group Company in which Recipient is employed. A partial transfer or IPO is only considered a Business Divestiture if such transfer or IPO results in the Company (directly or indirectly) owning less than 50.1% of the voting stock in such transferred Group Company.

CCRM: Corporate Compliance Risk Management department of the Company.

Change of Control: where any person or a group of persons acting in concert (for the avoidance of doubt, other than the Stichting ING Aandelen) has acquired 50.1% of the voting stock of the Company other than solely as a consequence of the cancellation of BDR’s and such persons have received a declaration from the regulatory authorities that there is no objection to their exercising the voting rights attached to such stock, if so required.

Closed Period: A period so designated by CCRM.

Core Tier 1 Securities: the core tier 1 securities issued by the Company to the Dutch State in November 2008.

Date of Grant: Date on which the Grant of Deferred Shares is made to Recipients.

Deferred Shares: A conditional right to receive the number of ING Shares upon Vesting, which number of ING Shares will be equal to the number of granted Deferred Shares determined per Recipient in accordance with this Agreement. The right will become unconditional on the Vesting Date provided the Recipient is in Good Standing at such time.

Designated Person: A person who is restricted with respect to making decisions in relation to ING securities and who has been identified as such by CCRM.

2009 Discretionary Bonus: An individual discretionary variable award in terms of a gross value which has been approved for the 2009 performance year based amongst other factors on individual, business unit and company performance and which has been communicated to the Recipient.

Distribution Election: The election by the Recipient either to (i) receive the proceeds from the sale of ING Shares upon Vesting; or (ii) have the ING Shares transferred to a personal brokerage account of the Recipient upon Vesting; or (iii) sell only a percentage of the ING Shares upon Vesting, which election can be made either on or before the Acceptance Date or within a Distribution Election Period as scheduled by the Company.

Employee: Either: (i) an employee of a Group Company; or (ii) a director (other than a non- executive director) of a Group Company other than the Company.

Executive Board: The board of directors of the Company.

Good Standing: A Recipient is in Good Standing with the Company if he/she on the Vesting Date (i) has been continuously employed by a Group Company from the Date of Grant until the Vesting Date and is not serving notice on or before the Vesting Date or; (ii) is retired, deceased or considered long term disabled according to the relevant local legislation or regulations pertaining to retirement or persons with disability; or (iii) is employed by a Group Company which is severed from the Group by means of a Business Divestiture provided he/she has not serving notice on or before the Vesting Date.

Grant: The grant of Deferred Shares by the Company to a Recipient under the terms of this Agreement.

Group: The Company together with its Subsidiaries as amended from time to time.

Group Company: The Company and any company which is for the time being a Subsidiary.

ING Shares: BDR’s or ADR’s or other instruments in the respect thereof, as determined at the Date of Grant by the Company.

Open Period: A period so designated by CCRM.

Recipient: Employee who receives a portion of their Discretionary Bonus in Deferred Shares.

Redundancy: Termination of a Recipient’s employment within the Group due to a reorganization (which is not considered a Business Divestiture) of the Group in such circumstances as the Company determines in its absolute discretion.

Subsidiary: A company in which the Company holds at least 50,1% of the voting share capital (directly or indirectly), as set out in Article 2:24a of the Dutch Civil Code;

Vesting: the satisfaction of the requirements of the terms for vesting as specified in this Agreement, and “Vested” and “Vest” shall be construed accordingly.

Vesting Date: Date on which the Recipients’ conditional right to receive ING Shares becomes an unconditional right.

Vesting Period: Period of time between the Date of Grant and the Vesting Date.